Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Incorporation
BioCryst Canada, ULC	British Columbia
BioCryst Japan K.K.	Japan
BioCryst US Sales Co., LLC	Delaware
JPR Royalty Sub LLC	Delaware
Axel Merger Sub, Inc.	Delaware